Exhibit 99.2

<Genesys Conference Call>
<Confirmation Number: 63217251>
<Date: April 16, 2003>
<Time: 1:00 p.m. EST>
<Header: Huntington Bancshares>
<Host: Jay Gould>
<Length of Call: 60:00>

HUNTINGTON BANCSHARES INCORPORATED
FIRST QUARTER EARNINGS CONFERENCE CALL TRANSCRIPT
April 16, 2003 1:00PM EDT
EDITED FOR CORRECTIONS

OPERATOR: Good day, ladies and gentlemen and welcome to the Huntington Bancshares quarterly Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Jay Gould, Director of Investor Relations for Huntington. Mr. Gould, you may begin.

JAY GOULD, DIRECTOR OF INVESTOR RELATIONS, HUNTINGTON BANCSHARES: Thank you, Joan and welcome, everybody, to today’s conference call. Before formal remarks, as you know there are the usual housekeeping items. Copies of the slides we will be reviewing can be found on our Web site at Huntington.com. This call, as she noted, is being recorded and will be available as a rebroadcast around 3:00 p.m. today, through the end of this month. Please call the Investor Relations department at 614-480-5676 for more information on how to access these recordings or playback or if you have difficulty getting a copy of the slides.

Today’s discussion, including the Q&A period, may include forward-looking statements as defined by the Private Securities Litigation Reform Act of ‘95. Such statements are based on information and assumptions available at this time and are subject to change, risk and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete list, refer to the slide at the end of today’s presentation and the material filed with the SEC, including our 10-K, 10-Q or 8-K filing. Let’s begin.

Turning to slide two, also participating today’s call will be Tom Hoaglin, Chairman, president and Chief Executive Officer and Mike McMennamin, Vice Chairman and Chief Financial Officer.

On slide three, please note that all of our slides we will review reflect the operating lease reclassification we announced today. In addition, to comply with new SEC rules, we dropped our discussion of operating results and are using only GAAP financial results.

Today’s presentation will take about 45 minutes. We want to get to your questions, so let’s get started. Tom?

TOM HOAGLIN, PRESIDENT, CHAIRMAN & CEO, HUNTINGTON BANCSHARES: Thank you, Jay. Welcome, everyone, thanks for joining us today.

As you know, Huntington has been in the auto leasing business for over 20 years. Consistent with industry practice, we have accounted for auto leases as direct financing leases because we’re a financial institution in the business of making loans and leases.

This morning, we announced an accounting reclassification for auto leases from the direct financing lease to operating lease accounting methodology. Mike is going to detail what all this means, but I think it is important to emphasize a few points up front to ease the minds of our investors.

First, we had a very good quarter. We earned 37 cents per share, and it would be a shame to have this lost in the noise generated by this accounting reclassification.

Second, this accounting reclassification does not change the cash flows and earnings generated over the life of our auto leases. The income recognized under both methodologies is exactly the same. But it does affect the timing of revenue recognition. Less revenue is recognized in the first half of the lease term with offsetting higher revenue recognized in the second half of the lease.

Third, while this changes the geography of how these assets and related earnings are recorded in our financial statements, it has no impact on net income other than the timing issue I just mentioned.

Fourth, we initiated discussions with the OCC immediately when this matter surfaced. They’ve been supportive in our working through the issue.

We have worked very hard in the last two years to communicate openly with the investment community and have provided financial information with a great deal of granularity to help investors understand Huntington. A number of you complemented us for the quality of the financial information we provide. We remain fully committed to continue this effort. We hope today’s presentation and remarks will give you an understanding of this accounting reclassification and settle any concerns you may have. After Mike reviews the details of this accounting reclassification and related impacts, we will review the quarter. I will then close with updated comments on the 2003 outlook.

This is a lot to cover, so let’s begin. Mike?

MIKE MCMENNAMIN, VICE CHAIRMAN, TREASURER AND CFO, HUNTINGTON BANCSHARES: Thanks, Tom. I’m going to cover two issues in this part of the presentation. How does operating lease accounting differ from direct finance lease accounting? And, what is the impact on our financial statements and some of our key ratios?

Turning to slide six, let me first mention some of the high-level impacts of this restatement to the operating lease methodology.

The cumulative effect of the restatement is to reduce equity by $3 million. Although the cumulative effect is small, the impact on individual years is significant. Net income for 2002 will be reduced by 10 cents a share while the first quarter net income will be reduced by one penny. In addition, the impact on both the balance sheet and the income statement geography is significant.

Turning to slide seven, let me re-emphasize a couple of points that Tom made.

First, there is no impact of this accounting reclassification over the life of the lease. The cash flow and earnings over the life of the lease will be exactly the same under both accounting methodologies.

Second, under operating lease methodology, revenue is recognized on a constant periodic basis versus declining periodic revenue recognition under direct finance lease accounting, reflecting the level yield accounting for an amortizing asset. Under operating lease accounting, income recognized is a net of, one, the rental income, or the entire lease payment that the customer makes. And, two, the depreciation expense, which is recognized on a straight-line basis. That treatment contrasts with the direct financing lease where income is recognized in interest income and also under direct financing lease, the financial asset is not depreciated for book purposes.

Slides eight and nine show both graphically and numerically the difference between direct financial lease and operating lease accounting over the life of a lease. This example assumes a five-year, $30,000 lease at a rate of 4.75 percent with an assumed $12,500 residual value and a monthly payment of $378.

On the left-hand of slide 8, you will see that there is some balance sheet difference between the two treatments, with the direct finance lease having a slightly higher book value during the term of the lease. Both methodologies have exactly the same book value at the end of the lease, however, and that is $12,500, which is the residual value on the lease contract in the example. The direct financing lease methodology amortizes the lease balance to the ending residual value through lease payments — a part of which pays down principal with the remainder recognized in interest income. The operating lease methodology depreciates the original value of the rental equipment, in this case, the automobile, to the ending residual value.

The right-hand side of slide eight shows the difference in timing of income recognition. Although the timing of the recognition – or revenue recognition is different during the term of the lease, by the end of the lease term, revenue of $5,200 has been recognized on both or either methodology.

Income in either methodology, as shown in slide nine, totals $5,200. The difference in methodology reflects the difference between viewing this asset as an amortizing financial asset versus a depreciating fixed asset.

Slide 10 is a quick reference table to some of the key financial statement geography differences between the two methodologies.

We used to see leases as an earning asset in the loan and lease line item on the balance sheet. The asset will now appear as a non-interest earning asset under the title “operating leases.” The income earned on the lease, which used to be in interest income, will now appear as non-interest income with the heading “operating lease income.” That’s basically the sum of the rental payments from the customer. The interest expense incurred to fund the asset will continue to be reflected in interest expense and therefore as a negative component of net interest income, no change there.

Depreciation expense will be booked in non-interest expense as “operating lease expense.”

Operating lease accounting does not permit the maintenance of a reserve for credit losses. Where charge-offs on auto leases used to be reflected in provision expense as the amounts that were charged off were replenished through the loan loss provision expense line, losses on the disposition of the asset will be booked as an “operating lease expense.” Thus the income statement continues to be charged with these losses... just to a different geography.

Let me make a few comments on some of the impacts of the restatement on the balance sheet and income statement for the first quarter.

On the balance sheet, total loans declined by $3.2 billion as the auto leases are reclassified as a non-interest earning asset.

Turning to the income statement, net interest income will be reduced significantly as the interest income on auto leases is no longer recognized. The full amount of the customer payments is classified in non-interest income as “operating lease income.”

“Operating lease income” totaled $183 million in the first quarter and this reflects rental income, which is now our largest fee income category. Similarly, the level of non-interest expense increased significantly, reflecting the depreciation expense on the automobiles. Remember that leases are not depreciated under direct finance lease accounting. For the first quarter, the total operating lease expense is $144 million, which is the largest NIE line item in our income statement. This expense basically represents the depreciation on the auto inventory.

While the differences related to restating the assets as operating leases are significant, in the first quarter, the net impact of the reclassification was to reduce earnings by one cent.

Certain financial performance ratios will also be impacted as a result of this restatement. For example, the loan to deposit ratio drops, reflecting the lower volume of loans but no change in deposits. For the first quarter, this ratio declined from 119 percent to 101 percent. Our net interest income, which was 4.07 in the fourth quarter, under direct finance lease accounting, declines to 3.62 percent, reflecting the reduced net interest income from the auto leases and also the decline in earning assets as these assets are moved to a nonearning asset category.

The efficiency ratio, which we have become accustomed to seeing in the 54 to 55 percent range moves to the 70 percent range. The depreciation expense increases our operating expenses significantly, while at the same time our revenue also increases with rental income on the leases more than offsetting the decline in net interest income.

The restatement has almost no impact on regulatory capital ratios and both Huntington National Bank and Huntington Bancshares, remain well capitalized.

That’s a quick tutorial on the impact of some of the differences resulting from implementing operating lease accounting. Let me turn this back over to Tom to begin the review of the quarter.

HOAGLIN: Thanks, Mike. Please remember this review is on the restated basis, unlike our earlier investor conference calls, the focus is on GAAP earnings, not operating earnings.

As shown in slide 12, earnings in the first quarter were $87.3 million, up 14 percent from the fourth quarter. Earnings per share were 37 cents, up 12.1 percent from the fourth quarter.

Loan growth was again a highlight as average loans increased at an annualized 11 percent rate from the fourth quarter. Core deposits, excluding CDs, resumed their growth as they were up an annualized 12 percent from the fourth quarter.

Our net interest margin declined one basis point from 3.63 percent to 3.62 percent, a bit less than we envisioned, helped by a conscious decision to rent off higher rate retail CDs.

Credit quality trends were well-behaved. Net charge-offs declined for the quarter to 68 basis points versus 185 basis points in the fourth quarter, including the impact from the sale of nonperforming assets in that quarter. Excluding the fourth quarter credit actions, charge-offs were 67 basis points. Nonperforming assets increased $4 million and our coverage ratio declined slightly while the loan loss reserve ratio remained unchanged during the quarter at 1.82 percent.

Our tangible equity capital ratio declined 22 basis points to 7.39 percent reflecting the impact of the repurchase of 4.3 million shares and strong asset growth during the quarter.

The next two slides highlight other first quarter achievements. In the interest of time, I only want to mention a couple of items.

We opened two banking offices this quarter, one in east Michigan and one in central Ohio. We also announced the sale of our Martinsburg, West Virginia, banking offices. This transaction is expected to close in the third quarter and is estimated to result in a gain of about $12 million.

Late in the quarter, we sold $560 million of auto loans. This was an outright sale, not a securitization. Strategically, we want to reduce our concentration in auto loans and operating leases as a percentage of our total loan and operating lease portfolio. This sale resulted in a $7 million pretax gain. The capital freed up from the reduction in assets was used to repurchase additional shares during the quarter.

On slide 14, you will note our Private Financial Group continues to move ahead very well as exhibited by record annuity sales and the acquisition of a $7.5 billion custody account, the Ohio Police and Fire Pension fund assets. On the one-year anniversary of our online banking offering, our penetration of active DDA households increased to 24 percent.

In sum, a very good quarter. With our summary comments, let me turn the presentation back over to Mike.

MCMENNIMIN: Thanks, Tom.

Most of the following slides represent the standard deck that you’re familiar with, but as Jay mentioned early on in the conference call, these slides are now being presented on a GAAP rather than an operating basis. This was a very straightforward quarter, notwithstanding the restatement; so, I think we can move through most of these fairly quickly. Again, I point out that while many of the numbers have been restated, the underlying trends you’re used to seeing remain the same.

We turn to slide 16, earnings per share increased from 33 cents in the fourth quarter to 37 cents in the first quarter, return on equity moved up to 15.7 percent. Our efficiency ratio was around 70 percent, down slightly from the fourth quarter and down two percent from a year ago.

The net interest margin declined one basis point to 3.62 percent while loan growth for the quarter was 11 percent – annualized loan growth, I should say. Deposit growth resumed during the quarter with core deposits, excluding retail CDs, increasing at a 12 percent rate.

And as Tom mentioned, charge-offs totaled 68 basis points for the quarter versus 185 basis points in the previous quarter, which included the nonperforming assets sale and the charge-off of one large healthcare finance credit. Excluding those fourth quarter credit actions, charge-offs in that quarter were 67 basis points.

Slide 17 compares the income statement for the first, fourth and year-ago quarters.

Net interest income declined slightly with average earning assets up $467 million and the net interest margin declining one basis point. Non-interest income before security gains increased $9 million, largely reflecting the $7 million gain on the sale of $560 million of auto loans late in the quarter. Combining these two items, total revenue before security gains was up $8.4 million from the fourth quarter.

Provision expense declined $11.9 million from the fourth quarter, reflecting slower loan growth and the auto loan sale.

Non-interest expense increased $2.9 million with increases in personnel costs and occupancy expenses, offset by reductions in other categories.

The graphs on slide 18 show the quarterly earnings trend in net income and earnings per share. The restatement reduced 2002 earnings by 10 cents, as I mentioned earlier, and reflected high levels of losses incurred on the disposition of automobiles in that year. Under the previous direct finance lease accounting, these losses had been charged to a balance sheet reserve, and thus not to the income statement.

Slide 19 shows the trend in the net interest margin in recent quarters. The list on the right-hand side of this chart shows some of the factors we’ve previously noted that are continuing to have a negative impact on net interest margin trends. The last item on the list offset some of the margin pressure in the first quarter, that is the maturity of roughly $800 million of retail CDs.

Going forward, we continue to expect modest pressure on the net interest margin. Any further reductions in the level of interest rates will put additional stress on the margin, as we are increasingly unable to pass on these lower rates to our depositors.

Average loan growth is highlighted on slide 20. First quarter average loans increased at an annualized 11 percent rate from the fourth quarter. We’re very pleased with this performance, particularly following the 15 percent growth rate we experienced in the fourth quarter.

Total and commercial real estate loans increased at a six percent rate during the quarter, consistent with the seven percent rate in the fourth quarter and a three percent decline versus the year earlier quarter.

Auto loans continued their strong growth rate in the fourth quarter, reflecting the carryover of strong auto demand from the fourth quarter. The strong growth in auto loans was offset by only two percent growth rate in operating leases.

After several strong quarters of mid-to-high-teen growth rates, home equity loans and lines slowed to a nine percent growth rate during the quarter with continued pay down in fixed rate loans offset by double digit growth in home equity lines. Our continued focus on originating 3:1 and 5:1 ARM product continued to produce strong residential loan growth. This has been a good product for Huntington and has spurred growth in home equity loans with increasing cross sell ratios.

As Tom noted earlier in slide – we sold $560 million of auto loans in the quarter as depicted on slide 21. This was an outright sale and is the first step of our previously discussed strategy to reduce our concentration to auto loan and lease assets from both a balance sheet and credit risk perspective. At the end of the first quarter, auto loans and leases represented 28 percent of reported loans and operating leases. While this sale will reduce earnings slightly in 2003, we feel it is important to continue to work to reduce the size of this portfolio.

Since the loans that were sold are newly-originated loans, underwritten to very high FICO scores and which also have not yet gone into their peak charge-off periods, the net charge-off rate on the remaining book of auto loans on our books will increase slightly. All of these impacts have been factored into our earnings outlook for the year. The sale resulted in a $7 million pretax gain and freed up capital, which was used to repurchase stock during the quarter.

You will notice that we’ve expanded the format of slide 22 to strike a sub total that excludes the impact of retail CDs as well as including memo analysis, showing corporate deposits excluding money market accounts, personal deposits excluding CDs, and the combined total of these two. The purpose of these various cuts and slices is to be able to see better what’s going on, excluding what are typically referred to as hot-money deposits. Total core deposits excluding retail CDs increased at an 12 percent annualized rate in the first quarter, up from a three percent growth rate last quarter. Our “bread and butter” is attracting long-lived personal deposits. At the bottom of the slide, you will notice that personal deposits excluding retail CDs grew at a 17 percent annualized rate during the first quarter.

Slide 23 is a new slide and shows the success that we are having in attracting the full bundle of customer assets, whether they be core deposits, annuities, or mutual funds. The left-hand graph shows the incremental assets attracted by quarter with the right-hand graph showing the cumulative effect over the last five quarters. In the last quarter we attracted $553 million of customer assets. I think the fact that over the last five quarters we’ve been able to attract $2.6 billion of customer deposits is – is noteworthy. Just to put that in perspective, we have $11 billion of personal deposits, including $3 billion in retail CDs.

Let me now turn the call over to Jay Gould.

GOULD: Thanks, Mike.

Turning to slide 24, it reviews the trends in non-interest income. As a result of adopting operating lease accounting, our largest line item, as Mike has mentioned, is the new operating lease income category at the top, which accounted for 58 percent of non-interest income. Operating lease income was up one percent from the fourth quarter all due to rental income as recoveries, which are included in the line item at about 2.5 million, were essentially unchanged between quarters.

Deposit service charges were down $1.6 million from the fourth quarter. Commercial service charges increased, but personal service charges declined, most notably in the NSF and overdraft fees due to the fact that the first quarter had two fewer days than the fourth quarter. Compared to the year-ago quarter, deposit service charges were up 3 percent.

Brokerage and insurance income continued to increase and was up $1.6 million or 11 percent from the fourth quarter but down 12 percent from a year ago. Increases in brokerage-related income drove most of this increase. Retail investment Annuity sales of $174 million represented a new record for Huntington and were 15 percent higher than the fourth quarter and 36 percent higher than a year earlier. Mutual funds sales saw a pickup as well, with first quarter sales 45 percent higher than the first quarter and 22 percent above last year.

Mortgage banking income was up $3.5 million from the fourth quarter, though you will remember the fourth quarter included $6.2 million of mortgage servicing impairment. The current quarter had no MSR impairment. Excluding the impact of MSR impairments, mortgage banking income was down $2.8 million on a run rate basis, reflecting a 15 percent reduction in mortgage origination activity in the first quarter.

Other income in the current quarter was down $2.6 million, excluding the $7.0 million gain from the sale of auto loans. This reflected lower letter of credit fee income as well as a decline in investment banking fees, which were strong in the fourth quarter.

Slide 25 shows some statistics on our mortgage banking and services operations. You’ve seen this slide before.

Our total mortgage servicing book was $6.7 billion at the end of March, with $4.4 billion of that serviced for investors. Mortgage servicing rights are capitalized only for loan service for other investors.

The current quarter had no MSR impairment, compared to the $6.2 million in the fourth quarter, due to heavy refinance activity given the fact that interest rates declined in the second half of last year. At the end of March, MSRs as a percent of the investor servicing portfolio were 80 basis points, relatively unchanged.

Slide 26 shows the trend in revenue and shows the first quarter revenues up four percent from the year ago quarter, excluding that quarter’s $175 million gains in the sale of the Florida banking operations.

Slide 27 details trends in non-interest expense. Our largest NIE line item is now operating lease expense, which in the first quarter accounted for 40 percent of total expenses and was down $3.8 million or two percent from the fourth quarter. This consisted of two elements – I should say it consists of two elements, the largest being depreciation on the autos and the second, gross losses, totaling over $2 million and accounting for the improvement between quarters.

Our personnel cost increased $7.9 million or seven percent from the fourth quarter with both salaries and benefits contributing about equally to the increase. The increase in salary expense reflected primarily severance as well as growth in regional banking staff. Benefit expense increased due to higher pension costs as well as the annual FICA reset.

Net occupancy expense was up $3.4 million from the fourth quarter and reflected higher real estate taxes and, believe it or not, significantly above expectations in snow removal costs.

With that, I will turn the presentation back over to Mike.

MCMENNIMIN: Thanks, Jay.

Let me review some of the recent credit trends. If you will turn to slide 28, you will note that our nonperforming asset ratio at 79 basis points was little changed from 77 basis points at the end of the fourth quarter.

Net charge-offs, excluding losses on exited portfolios were 68 basis points, essentially unchanged from the 67 basis points in the fourth quarter, after adjusting for that quarter’s credit actions, which added 118 basis points to the reported charge-off ratio totaling 185 basis points.

The allowance for loan losses ended the first quarter at 1.82 percent, which is the same rate as the end of the fourth quarter. Our non-performing asset coverage ratio declined slightly from 238 percent to 231 percent as nonperforming assets increased slightly from by $4 million from $137 to $141 million.

Slide 29 shows the trend in nonperforming assets and how favorably the fourth quarter credit actions impacted this level.

Let me provide a little more nonperforming asset detail on slide 30. As you’ve seen before, this slide details recent quarterly NPA activity. To help you remember the impact of the fourth quarter credit actions, they’re isolated in the fourth quarter 2002 column. As I mentioned, nonperforming assets increased $4 million during the quarter. New inflows increased to $48 million during the quarter and $6 million of loans were returned to an accrual status.

Last quarter we had indicated to you that we had expected modest declines in nonperforming assets going forward, given the current uncertainty about the strength of the economy. However, we now anticipate NPA’s to remain around these levels for the next few quarters. We really don’t see any significant catalyst that’s going to result in any accelerated weakness or resolution of existing problem credits. Performance is pretty much static now.

The next slide shows net charge-offs adjusted to exclude charge-offs on the exited portfolios. If you will recall from earlier conference calls, the reserves were established in the second quarter of 2001 for two exited loan portfolios...truck and equipment, and subprime auto loans. The reported net charge-off ratio was 71 basis points in the quarter and was 68 basis points adjusted to exclude the impact of these two portfolios.

Commercial and commercial real estate charge-offs of 106 and six basis points respectively were essentially flat with 107 and eight basis points in the fourth quarter, after excluding the impact of that quarter’s credit actions.

Total consumer net charge-offs were up slightly to 69 basis points compared to a 65 basis points in the fourth quarter. Auto loan net charge-offs were essentially flat at 119 basis points, which is a little higher than we anticipated.

The reason auto loan losses came in higher than expected relates to the lag effect of October’s spike in bankruptcies. Since October our bankruptcy trends have been more favorable than what we’ve seen nationally, and, in addition, second quarter net charge-offs seasonally drop off significantly from the first quarter. These factors, coupled with the improved underwriting that we’ve talked about over the last several quarters, give us comfort that our expectations for full year auto loan charge-offs remain at 85 to 90 basis points.

Slide 32 shows performance of our indirect auto loan and lease portfolios. Here we’ve suggested both auto loans and leases into various vintage pools. The table shows the percentage of the total portfolio represented by each vintage at various points in time.

The table also shows cumulative charge-off rates for three vintages beginning in the fourth quarter of 1999. These three vintages represent 80 percent of the loan portfolio and 80 percent of the lease portfolio as of March 31.

Looking at loans for example, loans originated from the fourth quarter of 1999 to the fourth quarter of 2000, represent 14 percent of total auto loans at March 31, down from 34 percent at the end of 2001. The cumulative charge-offs after 18 months on this vintage were 172 basis points. In contrast, loans originated in 2001 represented 23 percent of the total portfolio at the end of March but after 18 months, had a cumulative net charge-offs of 105 basis points, or 39 percent better than the earlier vintage.

Slide 33 portrays consumer delinquency trends on a 30-plus and 90-plus day basis.

As outlined in last quarter’s call, we expected the 30-plus day ratio to reflect a seasonal decrease and it did, from 2.23 percent to 2.03 percent. We believe the up tick in the 90-plus days delinquencies is transitional and should decline in the second quarter.

Slide 34 recaps the trend in the loan loss reserve, which as previously noted, stayed flat at 1.82 percent of loans, compared to the end of last year. First quarter provision expense exceeded net charge-offs by $3.8 million.

Let me close my segment with some brief comments regarding capital. If you will turn to slide 35, you will notice that our tangible equity to asset ratio as of March 31 was 7.39 percent, down from 7.61 at the end of last year. The decline reflected the impact of the company’s share repurchase program and growth in assets. During the quarter, we repurchased a total of 4.3 million shares of our stock... 200,000 on the prior authorization and 4.1 million on the current authorization, which leaves 3.9 million shares available under that authorization.

As we mentioned last quarter, we’ve been targeting a long-term tangibly equity to asset ratio of seven percent and feel this will compare favorably with the 6.5 to 6.75 percent level of other comparably rated and sized bank holding companies. We view this as a long-term target and not one we expect to hit every quarter.

Let me turn this back to Tom now for some finishing comments.

HOAGLIN: Thanks, Mike.

On slide 37, we provided 2003 earnings guidance of $1.50 to $1.53 a share in January and continue to feel cautiously optimistic about the year. As Mike and I noted earlier in the call, the impact of the restatement of auto leases to operating lease methodology will have a negative impact of three cents per share in 2003. We’re today adjusting our 2003 guidance to $1.47 to $1.51 per share, reflecting that impact and a slightly more favorable outlook. In spite of our disappointments stemming from the restatement of the auto leases, we’re encouraged by first quarter momentum. This guidance doesn’t include the impact from adoption of FIN 46 or expensing stock options. We have not determined which method of adoption we will use.

We hope these general comments give you some guidance as you structure your earnings projections for Huntington in 2003. This completes our prepared remarks. Jay, Mike and I will be happy take your questions. Let me turn the meeting back over to the operator who will provide instructions on conducting the question-and-answer period. Operator?

OPERATOR: Thank you. If you have a question at this time, please press the one key on your touch-tone phone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, if you do have a question, please press the one key at this time. One moment for questions, please. Our first question is from Anthony Lombardi with Merrill Lynch. Please go ahead, sir.

ANTHONY LOMBARDI, MERRILL LYNCH: Wow, reasonably close!

HOAGLIN: Hi, Anthony, good to see you.

LOMBARDINI: Thanks! Just from a timing standpoint as it relates to the change on accounting, any reason why this cut wasn’t done in time for the 10K?

MCMENNAMIN: Anthony, it’s Mike McMennamin. When we filed the 10K, we were under the impression that the accounting treatment, i.e., using the direct finance lease treatment for auto leases was the appropriate accounting. Our accountants concurred with that and this never came up as an issue. We first heard of this issue in early April. I think as you’re probably aware, there is another financial institution who is dealing with the same issue. So it was something that came up after the 10K was finished. This was never an issue that had been raised during the 10K. It’s something we had definitely disclosed already. The accountants determined it was the appropriate reclassification to make and needed to be made, but it was not raised as an issue prior to the filing of the 10K.

LOMBARDI: OK. In terms of the bucket of auto loans that you sold, can you add a little more color in terms of the characteristics around the $560 million – you gave the 2002 vintage, but maybe a little bit more color there.

MCMENNAMIN: I think as we’ve said on prior conference calls; we’ve been originating both loans and leases with relatively high FICO scores, in the 730 and even a little bit higher range. These loans were originated late in 2002 and perhaps a few in early 2003. They were loans with relatively high FICO scores and had been fairly similar to the types of loans we’ve been originating in the last year or so. So, nothing special about them. Just run of the mill loans that we’ve been creating and as you’ve seen from our growth numbers, auto loans have been growing relatively rapidly here in the last year or so.

LOMBARDI: And what kind of expectations should we have for future activity on par with this?

MCMENNAMIN: Well, it’s a balancing act. On the one hand, we’d like, as we said, to reduce the percentage of auto loans and leases in our total loan and now loan and operating lease portfolio to a smaller percentage. We have to balance that with the need to generate earnings. Obviously if you sell off a lot of these loans, you’re going to reduce your earnings level. So, it is a balancing act. It is something, we think is important for to us do over a period of time, particularly when the markets are attractive.

LOMBARDI: OK. And then just a last question, as it relates to – to FIN 46, in terms of geography, changes in the P&L, balance sheet, and once that is adopted, what kind of impacts can we expect?

MCMENNAMIN: Well, we’ve got a billion dollars of securitization that I think, as you probably read in the 10K, that as of right now we anticipate will probably come back onto the balance sheet in the third quarter, which is when I understand FIN 46 is supposed to be implemented. That billion dollars would come back on the balance sheet, and from a regulatory capital standpoint there’s no impact. We’ve already provided regulatory capital for those assets. If we bring that $1 billion back on the balance sheet, it reduces our tangible equity to asset ratio by approximately 30 basis points. What you in essence do, is reflect it in the write-off of residual interest, write off your servicing asset, but on the other hand, you capture the cash that’s in the trust and you also capture excess loans put into the securitization pool. You set up a loan loss reserve at the appropriate level. And that basically would be the entry.

As you may be aware, there are a couple of options in terms of when you consolidate it. You can either take it back and restate on historical basis or you can take it back onto your balance sheet and have a cumulative effect adjustment through consolidated income. We’ve not made a determination which of those methodologies we’re going to follow. The other alternative is to try to restructure the transaction so it does qualify as a qualified special purpose entity. That’s something we also will explore. So, we really just haven’t come to a conclusion yet on that. But at this stage, it’s most likely that it will come back on the balance sheet.

LOMBARDI: OK. Thank you.

MCMENNAMIN: Thanks.

OPERATOR: Thank you. Our next question is from Todd Hagerman of Fox-Pitt Kelton, please go ahead.

TODD HAGERMAN, FOX-PITT KELTON: Good afternoon, guys. First question, just relating to the restatement. Mike, I think you mentioned this, the 10-cent share hit in ‘02 and the 3-cent negative impact in ‘03, can you reconcile the difference there? I think you may have mentioned the accelerated depreciation on the lease, some of those leases in ‘02 versus the expectation for ‘03?

MCMENNAMIN: Well, the accounting for this is enough to give you headaches! As we said, basically, we had a cumulative effect for the restatement of a negative $3 million. That’s a lot of different types of entries, but if you went back, what you basically do is you reverse all of the reserves that you have against these assets. If you went back and looked at Huntington’s financials in 1999 and 2000, Huntington charged earnings for $50 million in two charges to establish reserves.

So, those reserves are in essence the balance sheet reserves against which the losses that would have been incurred in 2001 and 2002 were absorbed. So, when you go back to the restatement, in essence, we will restate ‘99 and 2000 earnings up, and 2001 and 2002 earnings get restated down. So, in essence, you restate the earnings as if you had no reserves. So, the losses that you had on disposition of the assets in 2001 and 2002, those go right to the income statement where under the previous accounting methodology, they had gone against the reserve as opposed to through the income statement.

HAGERMAN: OK. And then just on top of that, in terms of the OCC. Did they acknowledge the new accounting treatment? Or is there going to be or did they request a change in terms of your regulatory reports with them, with the new accounting treatment?

MCMENNAMIN: Well, once we restate our financials, when we file an amended 10K and the first quarter 10Q, we will use that accounting treatment, obviously, for filling out our call reports. We spent a lot of time with the OCC on this issue, making sure they understood it. They don’t view it as a safety and soundness issue at all. They view it as an accounting issue.

HAGERMAN: But they didn’t have – they didn’t offer an opinion one way or another in terms of the accounting treatment?

MCMENNAMIN: No, they really didn’t. They left that to the accountants.

HAGERMAN: OK. And then if I may, just an unrelated question – just in terms of credit. Can you talk about the net new inflow this quarter? You broke your string here of lower NPA inflows in the quarter. Can you talk a little bit about what you’re seeing and on the horizon out there?

HOAGLIN: Todd, this is Tom Hoaglin. I guess the way I would look at it is that it’s bound to be a little lumpy in here because of the economy. We were not alarmed at all about a somewhat higher influx this quarter. And we don’t think that it portends an ongoing trend, but it is not surprising to us that we might bob up in one quarter and go down in another quarter from this point. Mike mentioned earlier that the feeling is that we’re roughly at a level in nonperformers that is probably about where we’re going to be. We’ll be up a little bit sometimes and probably lower than this level in other quarters, but not dramatically.

MCMENNAMIN: It’s interesting that the ratio is in the very high 70 basis point range right now, as you recall it was down in the mid-60s. That’s also a function of the accounting restatement because you reduce the volume of loans, so, if you keep your nonperforming assets at exactly the same level as a numerator and your denominator goes down $3 million, your percentage goes up. It’s more difficult to compare our numbers, for better or worse, to the industry than it has been.

HAGERMAN: OK. OK, great, thank you.

GOULD: Thank you.

OPERATOR: Thank you. Our next question is from David Hilder of Bear Stearns. Go ahead.

DAVID HILDER, BEAR STEARNS: Good afternoon and congratulations on doing a lot of work in what must have been a very short period of time on this issue. Did your accountants indicate the reason they wanted you to make this change?

HOAGLIN: David, the accounting industry and the banking industry, I think, for over a number of years, has traditionally accounted for auto leases and other leases, perhaps, as direct financing leases. In spite of the fact that a technical reading of FASB 13, which is the governing literature on this issue, really, in lots of cases, did not permit the treatment as a direct financing lease, but would have rather required an operating lease treatment. I think the industry – and I won’t speak for the accounting industry, but there was an issue that came up, I think, in the first quarter in which one of the accounting firms affirmed that one financial institution’s assets really needed to be reclassified as operating leases and a couple of weeks later, we heard about that. We obviously have a large portfolio, it’s material for us, and we were told that the accounting treatment, which was once viewed to be appropriate is no longer appropriate.

HILDER: OK. Secondly, just on the reserve issue, I mean my basic question is where did the reserves on the auto lease portfolio go? Your answer to a previous question implies that basically those reserves were absorbed by losses that had been recognized in previous periods. Is that – did that basically chew up all of the reserves on that portfolio? Or did some of them, as they were reversed, end up someplace else?

MCMENNAMIN: No, two separate reserves, both of which were reversed into income. We freed up a volume of reserves that we had in our loan loss reserves that were attributed both on an allocated and unallocated basis to the auto lease portfolio. You may recall that under the previous accounting methodology that we were pursuing, we had a loan loss reserve at the end of the fourth quarter of 1.76 percent. That reserve increased to 1.82 percent in the quarter with the restatement of our earnings. And yet, when you look at the fourth quarter on a restated basis, that reserve was also 1.82 percent.

So, you pulled reserves out of the loan loss reserves at a lower rate than the overall rate on the reserves. Then add the impact of increasing the loan loss reserve rate that we have on the portfolio. And again, as you notice, we maintained that reserve on a restated basis. We maintained that reserve at exactly 1.82 percent, which, stated another way, we provided for the remaining loans that are still covered by that reserve, which is everything but auto leases. We had enough loan loss provision expense to cover charge-offs for the quarter and provide at a 1.82 percent for growth for loans during the quarter.

HILDER: Put another way, the benefit of that reversal of reserves was basically incorporated in the net adjustment that you talked about for the change in auto lease accounting to both your – your ‘02 earnings and I presume the ‘03 impact, as well?

MCMENNAMIN: That’s exactly right. We had a cumulative negative adjustment of $3 million. That would have included the release of reserve – loan loss reserve and other reserves that we also had — into the income statement. That’s correct.

HILDER: Great. Thanks very much.

OPERATOR: Thank you, and our next question is from Ed Najarian of Merrill Lynch. Please go ahead.

ED NAJARIAN, MERRILL LYNCH: Good afternoon, guys.

HOAGLIN: Hi, Ed.

NAJARIAN: I have a pretty bad connection here, so, bear with me if it gets broken up a little bit. First – two questions, first question is if I net out from revenue and expense the numbers you have in here for operating lease income and operating lease expense, I’m – and then calculate an operating efficiency ratio, I’m coming to an efficiency ratio for the first quarter of 64.6 percent. My question is, number one, in your mind is that the right way to do it for comparative purposes against other banks? And number two, if it is, why such a high 65 percent efficiency ratio? And what’s it going to take to improve that? Then I have a follow-up, thanks.

MCMENNAMIN: Well, Ed, I think that the part of the calculation you’re missing is you’d have to make an adjustment for the mixed income that was pulled out. Our efficiency ratio really didn’t change at all. Obviously the reclassification had a significant impact, but, if I think about the changes to the effect of the efficiency ratio, we had depreciation expense go up very significantly. I don’t have the numbers here right in front of me.

We had non-interest income also go up very significantly, but the offset was we had a reduction of net interest income. But if you were to do the calculation, I think the ratio is basically unchanged and you will get confirmation of that, Ed, if you look at the efficiency ratio in the fourth quarter, on the operating lease basis and compare it with what it was in the first quarter, basically was unchanged, went down just nominally.

NAJARIAN: If you’re pulling out the fee income that you’re now reporting as operating lease income and the operating expenses that you’re – that you’re now reporting as operating lease expense, aren’t you pulling out the whole lease business, the whole auto lease business from a revenue and expense standpoint?

MCMENNAMIN: Well, I don’t think so. I think if you look at the way you accounted for leases under direct finance leasing, you had interest income in there. And if I remember the number from the quarter, it was about $55 million that was already in there as revenue. So, that revenue goes away because there is no interest income on an operating lease. That revenue gets replaced with a significant amount of operating lease revenue, basically the rental payments, but you only go up by the net increase, you don’t go up by the entire amount. And then the impact on your operating expenses is a significant increase in depreciation expense. I have to sit down with you. We will be delighted to do that. I can’t do the math in my head very quickly.

NAJARIAN: All right. That’s fine. I won’t belabor that one. Do you have a net interest margin outlook?

MCMENNAMIN: Well, I think as we’ve been saying, we think that there’s going to be more pressure on bank net interest margins or we think there’s going to be pressure on our margin. We think it will go lower. And it’s really two factors. One, we’ve got the implicit deposit floors, but also the mortgage-related assets, which are really, for us, not a large percentage of our earnings assets, but the prepayment rate, as you’re well aware on these assets, whether they be in the form of mortgage loans or mortgage-backed securities, is really hurting an awful lot of banks, hurting us, certainly. So, the combination of those and also any other loan that gets paid off is being replaced with loans at a significantly lower rate. We’re seeing that in our auto book, both in the loan book and now in the operating lease book. There’s going to be more pressure on margins, I think.

HOAGLIN: Ed, we were pleased to see relatively very little dollar pressure in the margin in the first quarter. That, was better than we had expected, but we do anticipate this going a bit lower during the year.

MCMENNAMIN: Frankly, the margin held up better than we thought. But one of the factors, when you pull a big pool of assets out of that margin, any prepayment activity you have on that pool of assets, which heretofore got reflected through the margin, now is being reflected in non-interest income. So, you don’t see it going through the margin the way you did before.

NAJARIAN: OK, thank you.

OPERATOR: Thank you, our next question is from Robert Lacoursiere of Lehman Brothers, please go ahead.

ROBERT LACOURSIERE, LEHMAN BROTHERS: Yes, I have a couple of questions. I hate to go back to one that was already done, but in the other bank that everybody is talking about that also restated their financial leases to operating leases, they disclosed the – they revealed the reason being that they didn’t have – they had capped the insurance on residual risk, didn’t have unlimited. And if that is the case, it would only suggest that only part of your leases had to be restated to operating leases because only the stuff done since what, May 2002 has no limit on the insurance. Why did you choose to restate the entire balance and not just a portion?

MCMENNAMIN: Robert, you’re right. One of the reasons the insurance policy, at least in our case and from what we understand in the other situation, did not meet the FASB 13 test, the so-called 90 percent test was because on two of the policies that we have, there are caps and therefore when you did the math, the math just didn’t work. You’re correct in the policy that we purchased in May of 2002 does not have a cap, and in that sense, that is not a problem for FASB 13. The issue that we are facing is that this particular policy is written so that there is a netting of gains and losses on lease terminations. And so if we have two automobiles that go full term and one of them has a $3,000 residual loss, the insurance company reimburses us for the loss. If another one has another $1,000 gain, they get the gain. They’d write us a check for $2,000.

Well, apparently FASB 13 technically prohibits insurance policies that they refer with a pooling. That example, those two leases would be deemed to be in a pool, and for reasons I couldn’t explain, that apparently disqualifies them under a technical reading of FASB 13 from direct financing lease accounting. Now, we are going to be having discussions with insurance companies to see if that’s something that can be recollected going forward. There is roughly $1 billion of loans that will be outstanding under that May 2002 policy. Even though that policy is working very effectively, it was deemed to be not technically in compliance with FASB 13.

LACOURSIERE: OK. Second question, if – given that we all know, analytically speaking, that in fact it would be better if it was treated as a financial lease, would you be providing information that would disclose to us, for example, what the actual losses – the credit losses are on this operation now? Classified operational lease, and what the yield is so that we can, as analysts, kind of do our own pro forma adjustments?

MCMENNAMIN: Well, we very much want to provide as much granularity on the issue as we can. We have to be a little careful, we’re told, in terms of what we can disclose on this in terms of showing what it would be under a different accounting methodology. So, I think we have to sort that out, frankly. We very much want to do that but we need to pay attention to what the lawyers tell us that we can and cannot say because that will be non-GAAP information, and as you’re well aware, any provision of non-GAAP information is something that gets a lot of attention these days.

LACOURSIERE: If I may, just one last thing. You waived your guidance on charge-offs for the full year of 65 to 75 basis points, which, if I remember correctly, was the same as it was before. Aren’t you by implication actually raising your guidance? Because presumably given the nature of what are now being classified as operating leases, they would have a higher charge-off ratio – charge-off rate on that. My calculation is that essentially you’re raising your guidance by as much as five basis points.

MCMENNAMIN: Technically, you’re right. It would have the impact of that, but that’s the way the math comes out. I guess we would say we’re not five basis points smart one way or another.

HOAGLIN: What I would say, Robert is we haven’t changed our thought about what our losses will be this year.

LACOURSIERE: Thank you.

OPERATOR: Thank you. Our next question is from Michael Granger of KBW Asset Management. Please go ahead.

MICHAEL GRANGER, KBW ASSET MANAGEMENT: Hi, Mike and Tom. Wondered if you could just share with us how the residual valuations are working out on the auto lease portfolio. Are you getting a lot of paid claims because of losses on residual balances relative to what they’re insured at? In other words, not that you’re having losses, but that you’re going back to the insurance company to get claims.

MCMENNAMIN: I’d ask Nicholas Stanutz, who heads up our dealer sales area to address that for us.

NICHOLAS STANUTZ, EXECUTIVE VICE PRESIDENT OF CONSUMER CREDIT ADMINISTRATION, HUNTINGTON BANCSHARES: Clearly we have seen, the fourth quarter and here for the first two months of the first quarter of 2003, the used car prices have been depressed by what’s going on the new car market. And clearly our losses, the claims we are submitting on a per car basis have been higher than they were a year ago. But to be expected with, again, what general principles are in the used car market.

We did see in March of 2003 a rebound in used car prices to book levels and kind of a flattening in the beginning, a decline in our average claim to the insurance carrier. The number of cars coming back to us is not increasing, they’re actually holding steady at about 1,000 cars a month that are coming back to us. So, we think that a year ago we saw — really January of 2002 - used car prices increase. We didn’t see that until March of 2003 and we would expect now as we enter the spring market for used car prices to continue to rebound and rebound all the way through October.

GRANGER: That $1,000 per month, that’s off the leases – or is that the total?

STANUTZ: That’s 1,000 cars coming back to us that are full-term leases that most of those we would be filing claims to the insurance carrier on.

GRANGER: OK, could you talk about the recovery rates on the loans, you know, the repossessed automobiles on the loan portfolio? And the valuations there and so forth?

STANUTZ: I can tell you there, the interesting phenomena there, our average loss has held steady, and it’s held steady now for probably eight or nine quarters, which is more indicative of the older vintages in the cars that we are then repossessing, the average loss staying about the same. Or said another way, we are having a lot less of the new originations, which would have higher depreciation rates to them and very little amortization. We’re seeing very little of those, fewer of those cars come back to us as a percent of the total. So, therefore, you would expect higher losses there, we just don’t have the number and frequency of units, it’s coming from older originations as we’ve spoken to through some of the graphs that we’ve shared with you today.

GRANGER: If you could adjust for the differential layer in between the older and newer, what would you say about the trend in recovery rate?

STANUTZ: I couldn’t really speak to that number off hand because we look at it as a combined number with our average loss per unit being roughly around $700 on the loan side. I know it would be higher on the – on new cars, but again, I couldn’t really speak to it. It all depends. I just don’t have the number readily available to speak to.

GRANGER: What’s your average loan size?

STANUTZ: Our average loan size is $18,000.

GRANGER: OK. Thank you.

OPERATOR: Thank you. Our next question is from Eric Eisenstein of Standard and Poor’s. Please go ahead.

ERIC EISENSTEIN, STANDARD & POOR’S: Hi, yes, I have a quick question about – about interest paid on savings accounts in the first quarter, sequentially in the rise over the fourth quarter.

GOULD: We can hardly hear you.

EISENSTEIN: I’m sorry, first quarter, savings deposits rates jumped sequentially. I was just asking about that, seeing if you could comment on that? I’m looking at page three of the supplemental tables.

HOAGLIN: Bear with us here a second.

MCMENNAMIN: 1.73 to 1.89 percent?

EISENSTEIN: Yes.

MCMENNAMIN: Eric, I can’t comment on that off the top of my head, we will be happy to get back to you. I don’t have an answer for you, I’m afraid. We will call you back on that once we research it.

EISENSTEIN: OK, thank you.

OPERATOR: Thank you. And our next question is from Jay Wientraub of KBW. Please go ahead.

JAY WIENTRAUB, KBW: Yes, good afternoon. You had talked about the sale of the auto loans to get you down to a level of exposure. I don’t know if I missed this, but are you there yet? And how are you measuring that? Is it as a percent of assets or loans or percent of your earnings? That’s question one. And the second one is your debt ratings have negative outlooks from S&P and Moody’s. Could you have an update on any discussions you’ve had with them?

HOAGLIN: Jay, this is Tom. Let me take the first part of your question. Pre – what I was going to say was pre-reclassification, but, in the past, auto loans and leases have been roughly a third of our total loans and leases. The sale that we just completed certainly helped that a bit. But what we’d said is that we’d be much more comfortable as opposed to a third, down in the 20 or so percent range. But to back up what Mike was saying, that isn’t something we feel required to get to real quickly, but that’s a good long-term direction for us. Mike, you want to take the other part of the question?

MCMENNAMIN: Sure, we think, Jay, we’ve made a lot of progress in the last couple of years, and our financial numbers, while certainly not stellar, have improved fairly significantly and certainly our capital ratios improved significantly. We are hopeful that eventually the rating agencies will notice that. I will tell you we’ve had conversations with the rating agencies regarding this restatement of earnings to make sure they understood it and they did not seem to be uncomfortable with that at all. Again, I think they viewed it as an accounting issue as opposed to an earning issue, which I think it appropriately is. So, that’s something we hope to be able to address with them. We meet with them every six months or so and we’ll be going in so see them this spring and see if we can convince them that the company deserves a little higher rating.

WIENTRAUB: Yes. OK. Thanks a lot.

OPERATOR: Thank you. And our next question is from Steven Alexopoulos of Putnam Lovell Securities. Please go ahead.

STEVEN ALEXOPOULOS, PUTNAM LOVELL SECURITIES: Hi, I had a couple of follow on questions on the sale of auto loans. First, is there any residual risk to Huntington?

MCMENNAMIN: No, this was an outright sale. Huntington remains the servicer of these loans, but there is no residual risk whatsoever.

ALEXOPOULOS: Mike, earlier, you said it was a balancing act in terms of auto sales, but is there as much demand for the loans to sell them on a regular basis if you wanted them to?

MCMENNAMIN: I think there’s a lot of demand for any kind of financial asset. The question obviously is what the price is in relationship to the price you can originate those in the marketplace. Right now, the prices have been favorable given the prices of the yield curve, and it’s been a good market and strong demand for auto credit. And I think the market has been very receptive to either buying loans or buying loans and putting them into a securitization form. So, yes, we find there’s very good demand. We have a number of people knocking at our doors.

ALEXOPOULOS: And do you have the same opportunity for auto leases as well?

MCMENNAMIN: Auto leases are a little tougher to sell. Lease securitizations have been done, you have titling issues when you sell leases, not to say it can’t be done, but it’s a lot more complicated.

ALEXOPOULOS: Great. Thank you.

OPERATOR: Thank you, and we have a follow-up question from Robert Lacoursiere of Lehman Brothers. Please go ahead.

LACOURSIERE: Yes, sorry, I forgot to ask about what was the accounting treatment of the – I believe you had a reserve for the residual risk on these previously-financial leases and now operating leases. Did that get reversed out? It was around $20 million, if I remember correctly.

MCMENNAMIN: Your recollection is very good. And that’s exactly right. You are not permitted to have, with direct financing leases, reserves at all, Robert. So, accounting treatment requires the reserves to be unwound. To the extent that an asset is deemed to be worth less than you are depreciating it to at some point in time, you would set up incremental depreciation for that fixed asset to depreciate it to a lower value if you deemed that was appropriate. So, you use prospective depreciation to adjust asset values as opposed to under a DFL concept where you would use a balance sheet reserve.

LACOURSIERE: OK. And – and I heard anecdotally from a completely different bank that recently they were running the – besides – I know the insurance covers the original risk of – at the black book value, but you’re at risk, you know, between getting a price below the black book. And anecdotally between all the administrative costs associated with selling all the received cars and getting below black book, they said between three and five percent was the “loss” on the residual. Does that sound comfortable for you guys? Is that what you’re experiencing?

MCMENNAMIN: I think it certainly bounces around, particularly seasonally and it depends what the trend in used car prices is. Sometimes it’s a little bit of a lagging indicator. I think our losses of wear and tear and excess mileage might be something like $600 a car, would not be at three to five percent. That has not been our experience.

LACOURSIERE: Thank you.

OPERATOR: Thank you. Our next question is from KC Ambrecht of Millennium. Please go ahead.

KC AMBRECHT, MILLENIUM: Hi. It’s KC Ambrecht. Thanks for taking the time. Tom, Mike, and Jay, just one question for you. I want to get a sense of what happens after the buy back is over. You know, clearly after divesting the Florida franchise helped the company re-invest in the core franchise and kind of strengthen the balance sheet aside from cutting the shares. What happens now that we’re almost closer to floor level and kind of tangible capital levels you’ve been targeting?

MCMENNAMIN: Are you asking what do we do about further share buy-back?

AMBRECHT: Yes. It seems like there’s been a – it seems that the company has helped support the stock to a certain extent with the buy-back, and I was just wondering if the buy-back become exhausted you might another quarter. Whether you’re going to perhaps think about another authorization or just kind of get some sense on that. Or hopefully the economy picks up and you can offset it with that, or what?

MCMENNAMIN: As we said when we announced our current eight million share repurchase authorization, we don’t have any plans to go beyond that. Certainly that is something that the board would reassess, as we should on an on-going basis. But there are no plans at this point in time to ask for additional authorization.

HOAGLIN: Obviously, your ability to conduct buy-backs, to your point, KC, when you start at a nine percent tangible equity asset ratio, it is different than when you start at 7.38 percent or something like that.

AMBRECHT: OK. Thanks very much.

OPERATOR: Again, ladies and gentlemen, if you do have a question, please press the one key at this time. One moment for questions, please. I show no further questions at this time. Please continue with any closing remarks.

GOULD: Thank you, operator. Thanks everybody, for participating today. We look forward to discussions over the coming weeks and talking with you again next quarter.

OPERATOR: Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may disconnect at this time. Have a great day. Thank you.

END